Exhibit 99.1

Lincoln Educational Services Reports First Quarter Results; Student Starts for Transportation & Skilled Trades Segment Up 3.9%

•	Board Ends Divesture Process for Healthcare and Other Professions Segment (HOPS)

•	Total Revenue of $65.3 Million; Transportation & Skilled Trades $42.2 Million, Healthcare and Other Professions $18.8 Million; and Transitional $4.3 Million

•	Repays and Replaces $44.3 Million Term Loan with New Up-to-$55.0 Million Secured Revolving Credit Facility Having More Favorable Terms

•	Enters into Additional $8.0 Million Short Term Secured Term Loan Collateralized by West Palm Beach Property that is Currently Under Contract to Sell for $16.3 Million

•	Reiterates Previously Provided Guidance and Updates to Reflect HOPS Segment

•	Conference Call Today at 10 a.m. ET

WEST ORANGE, N.J., May 11, 2017 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the first quarter ended March 31, 2017.  The recent financial and operational highlights were as follows:

•
The Board of Directors agreed to abandon the Company’s efforts to divest its Healthcare and Other Professions segment (“HOPS”).    As a result, Lincoln no longer reports HOPS as discontinued operations and has resumed its three segment reporting; Transportation & Skilled Trades, HOPS and Transitional.

•
The Transportation and Skilled Trades segment performed to plan during the quarter with student starts up 3.9% and revenues of $42.2 Million.  The segment generated operating income of $2.0 million.  Operating income was impacted by planned marketing investments designed to continue positive trends in student starts and the segment is on track to meet management’s financial guidance for the full year.

•
Lincoln continued implementation of its Transportation and Skilled Trades segment corporate partnerships during the quarter, which are seen as contributing to the segment’s student start growth.  The previously announced MINI Step program is scheduled to begin in June 2017.

•
Revenue from the HOPS segment during the first quarter was $18.8 million and the segment generated operating income of $0.2 million.  Student starts declined 10% as compared to the first quarter of 2016 after increasing 6% in the fourth quarter of 2016.  Transitional segment revenue was $4.3 million.

•
In order to promote operating improvement for the HOPS segment, the Company has decided not to renew leases for two of its three Massachusetts campuses, one in Brockton and one in Lowell, both of which have experienced historical losses and have forecasted losses.  The Company will teach-out these campuses by the end of 2017, which coincides with the lease expirations for these campuses.  Meanwhile, the Company will continue to operate its Somerville, Massachusetts campus offering HOPS programs.

•
Lincoln replaced its term loan facility from a prior lender with a new up-to-$55.0 million secured revolving credit facility from Sterling National Bank.  The new credit facility contains more favorable terms than the prior term loan.

•
After the quarter close, the Company entered into a short-term secured term loan in the principal amount of $8.0 million, which provides Lincoln with additional flexibility to undertake certain strategic initiatives.  The new term loan is secured by a mortgage on the Company’s West Palm Beach, Florida property, which is currently under contract for sale for a purchase price of $16.3 million.  Upon the consummation of the sale, which is expected to close in the third quarter, the term loan will be repaid.

“The first quarter’s financial performance was as we had planned and we are on track to achieve our original guidance provided back in March,” said Scott Shaw, President & CEO.  “Based on the lack of potential value creation for our shareholders obtained from a HOPS divestiture transaction, as well as the improvements our team has implemented in the HOPS operations and the potential for an improved federal regulatory environment for our industry, our Board has decided to abandon the divesture strategy for our HOPS operations.  Given the positive impact of the various strategies our team executed while the divesture plan was in process, we believe that this segment can be a positive financial contributor to our overall results while we continue to enhance the student experience and education at the HOPS campuses.  To promote this goal, we have decided not to renew leases for two Massachusetts campuses and will direct potential students of these two locations to our Somerville, Massachusetts campus.

“Turning to the Transportation and Skilled Trades segment, our strategies to grow student starts are generating success,” continued Mr. Shaw.  “Starts for this segment were up 3.9% and we started the year with higher carry-in population as compared to one year ago.  Revenue for this segment remained essentially flat and was impacted by the underperformance of one campus.  We addressed this underperformance during the fourth quarter of 2016 and we have seen an increase in student starts at this campus.  As planned, we did increase investment in marketing programs for the segment during the quarter, which impacted our bottom line performance.  However, in addition to reiterating our guidance for the segment today, we now expect that we will report net income for the entire corporation for the final nine months of 2017, which would be a positive step forward for this Company.”

REVISED HOPS SEGMENT STRATEGY

Following the decision by the Board of Directors in November 2015 to divest HOPS due to a strategic shift in our business strategy, the Company underwent an exhaustive process to divest the HOPS schools.  This process proved successful in attracting various purchasers but, ultimately, did not result in a proposed transaction that the Board believed would enhance shareholder value.  When the decision was first made by the Board to divest HOPS, 18 campuses were operating in this segment.  By the end of 2017, the Company will have strategically closed seven underperforming campuses, leaving a total of 11 campuses remaining under HOPS.   Management believes that the closures and planned closures of the aforementioned campuses has positioned this segment and the Company to be more profitable going forward as well as maximizing returns for Lincoln’s shareholders.  The combination of several factors, including the inability of a prospective buyer of HOPS to close on the purchase, the change in Federal government administration, the closure of seven underperforming campuses and the improvement Lincoln’s team has implemented in the HOPS operations also led to the Board’s decision to abandon the divestiture plan and to continue to operate the HOPS segment as revitalized.

FIRST QUARTER RESULTS:

The results of operations of the campuses included in the HOPS business segment are reflected as continuing operations in the consolidated financial statements.  In addition, in March 2017, the Board of Directors approved a plan to cease operations at campuses in Brockton, Massachusetts and Lowell, Massachusetts, both of which have experienced historical losses and have forecasted losses.  These campuses are being taught-out and are expected to close in December 2017, which coincides with the expiration of the leases for these campuses.  Both the Brockton and Lowell campuses are included in the Transitional segment as of March 31, 2017.

Revenue decreased by $5.4 million, or 7.6%, to $65.3 million for the three months ended March 31, 2017 from $70.6 million for the prior year comparable period.  The decrease in revenue is mainly attributable to three factors, including: (a) the suspension of new student enrollments at campuses in the Transitional segment, which accounted for approximately 80% of the total revenue decline; (b) lower carry-in population, which was down by approximately 90 fewer students than Lincoln had on January 1, 2016 in its HOPS segment; and (c) slight changes in program mix in the HOPS segment.

Total student starts decreased by 11.6% to approximately 2,900 from 3,200 for the three months ended March 31, 2017 as compared to the prior year comparable period largely due to the Transitional segment’s 71.2% decline.  The Transportation and Skilled Trades segment starts were up 3.9% quarter over quarter and HOPS segment starts were down 10.1% as compared to the first quarter of 2016 after increasing 6% in the fourth quarter of 2016.

Educational services and facilities expenses decreased by $4.4 million, or 11.9%, to $32.7 million from $37.1 million in the prior year comparable quarter.  Facilities expense decreased by $3.3 million, or 21.3%, primarily due to $2.9 million in savings from the closure of several campuses in the Transitional segment.

Instructional expenses decreased by $0.9 million, or 5.3%, due to the reduction in the number of instructors and other related costs resulting from the teach-out of several campuses in the Transitional segment.

Educational services and facilities expenses, as a percentage of revenue, decreased to 50.1% from 52.5% in the prior year comparable period.

Selling, general and administrative expenses decreased by $1.8 million, or 4.6%, to $38.3 million for the three months ended March 31, 2017 from $40.2 million in the comparable quarter of 2016.  The decrease in selling, general and administrative expenses was primarily due to the Transitional segment, which accounted for approximately $3.3 million in costs savings as campuses in the segment prepare to close during this fiscal year.  Partially offsetting these costs savings were increased spending in marketing of $0.8 million and a $0.3 million increase in bad debt expense.  Bad debt expense as a percentage of revenue was 4.8% for the three months ended March 31, 2017 as compared to 5.0% in the prior year comparable period.  This decrease in bad debt was primarily attributable to the suspension of student starts and closures of campuses relating to the Transitional segment.  Excluding this segment, the Company’s bad debt as a percentage of revenue would have increased slightly quarter over quarter due to the timing of the collection of Title IV funds received during the three months ended March 31, 2017.

Sales and marketing expense decreased by $0.1 million, or 0.8%, primarily as a result of $0.4 million in reduced sales expense, partially offset by an increase in marketing spending of $0.3 million.  The decrease in sales expense is primarily the result of the suspension of new students at several campuses in the Transitional segment.   Increases in marketing expense are largely the result of additional spending in a strategic effort to reach more potential students, expand brand awareness and increase enrollments for the Transportation and Skilled Trades segment in addition to the HOPS segment.

Student services expense decreased by $0.3 million, or 10.2%, due to the re-alignment of support services with lower levels of population.

As a percentage of revenues, selling, general and administrative expense increased to 58.7% for the three months ended March 31, 2017 from 56.8% in the comparable prior year period.

Interest expense for the quarter increased to $5.2 million, from $1.6 million in the prior year comparable period.  The $3.6 million increase was mainly due to the $2.2 million non-cash write-off of previously capitalized deferred finance fees related to the Company’s prior term loan facility.  Additional costs of $1.7 million pertaining to the early termination of the prior term loan were paid which contributed to the increase in interest expense.

The net loss in the first quarter of 2017 was $10.9 million, or $0.46 per share, compared to a net loss of $6.1 million, or $0.26 per share, in the prior year comparable period.

FIRST QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades

Transportation and Skilled Trades segment revenue was $42.2 million for the three months ended March 31, 2017, as compared to $42.3 million in the prior year comparable quarter.  Student starts for the three months ended March 31, 2017 were up 3.9% and this segment started 2017 with approximately 100 more students than it had on January 1, 2016.  Revenue has remained essentially flat quarter over quarter mainly due to the underperformance of one campus.  This campus started 2017 with approximately 100 fewer students than on January 1, 2016.  The lower carry-in population has adversely impacted average population and ultimately revenue at this campus.  After management implemented changes during the fourth quarter of 2016, student starts for this campus are up quarter over quarter.  Management believes the changes implemented will continue to yield positive results throughout 2017.

Student start results increased by 3.9% to 1,724 from 1,660 for the three months ended March 31, 2017 as compared to the prior year comparable period.  The increase in student starts is a positive sign in terms of industry stabilization and management believes it is a direct result of increased marketing initiatives.

Operating income for the three months ended March 31, 2017 declined to $2.1 million from $3.4 million in the prior year comparable period primarily as a result of selling, general and administrative expenses, which increased by $1.5 million.  The increase in selling, general and administrative expenses was due to a (a) $0.8 million increase in marketing expense which was largely the result of additional spending in a strategic effort to reach more potential students, expand brand awareness and increase enrollments; (b) a $0.3 million increase in bad debt expense due to the timing of the collection of Title IV funds received during the quarter; and (c) a $0.3 million increase in salaries and benefits expense.

Partially offsetting the decline in operating income was reduced spending in educational services and facilities expenses, which decreased by $0.3 million for the three months ended March 31, 2017.  The change quarter over quarter was mainly the result of a $0.7 million, or 7.9%, reduction in facilities expense due to lower depreciation caused by reduced spending on capital expenditures in combination with assets that have fully depreciated during the three months ended March 31, 2017 as compared to the prior year comparable period.  Partially offsetting the reductions were increased spending on books and tools expenses and instruction expenses.

Healthcare and Other Professions

HOPS segment revenue was $18.8 million for the three months ended March 31, 2017, as compared to $19.8 million in the prior year comparable quarter.  The decrease in revenue is mainly attributable to starting 2017 with approximately 100 fewer students than on January 1, 2016.  The lower carry-in population has resulted in lower average student population, which was down 3.0% to 3,633 for the three months ended March 31, 2017 from 3,745 in the prior year comparable period.  Additionally, student starts were down 10.1% for the three months ended March 31, 2017 and average revenue per student was down 2.0% quarter over quarter.  The decrease in the revenue per student adversely impacted revenue and was primarily attributable to a shift in program mix.

Operating income for the three months ended March 31, 2017 declined to $0.2 million from $1.8 million in the prior year comparable period.  The decline was the result of several factors including (a) a decrease in revenue of $1.0 million quarter over quarter; (b) a $0.5 million increase in marketing expenses; and (c) a $0.2 million increase in administrative expenses primarily the result of increased bad debt.

Educational services and facilities expense remained essentially flat for the three months ended March 31, 2017 as compared to the prior year comparable period.

Transitional

The Transitional segment revenue was $4.3 million for the three months ended March 31, 2017 as compared to $8.6 million in the prior year comparable period mainly attributable to the closing of campuses within this segment.

Operating loss decreased by $3.1 million to $0.6 million for the three months ended March 31, 2017 from $3.6 million in the prior year comparable period.  The decrease is primarily attributable to a decrease in salaries and benefits as a result of the suspension of new student enrollments and a declining student population.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and Other costs decreased by $0.3 million, or 4.6%, to $7.4 million from $7.7 million, respectively, as compared to the prior year comparable period.  The decrease in costs is mainly attributable to a decline in salaries and benefits as the Company continues to align its cost structure with changing need.   Additionally, included in the expenses for the three months ended March 31, 2017 are approximately $0.3 million of additional dormitory costs directly relating to the closure of the Hartford, Connecticut campus on December 31, 2016.   The Hartford campus included a lease for apartments utilized for student housing.  The costs associated with the complex were offset by students taking classes at the Hartford, Connecticut campus.  In December of 2016 when the Hartford, Connecticut campus completed its teach-out, the Company was left with the lease which extends into 2019.  Currently, costs associated with this lease are being partially offset by rents received from students attending a neighboring campus in East Windsor, Connecticut.  Any additional costs incurred under this lease which cannot be offset by student population are being included in Corporate overhead.

BALANCE SHEET INFORMATION

The Company had $19.9 million of cash, cash equivalents and restricted cash at March 31, 2017 (which includes $11.2 million of restricted cash) as compared to $47.7 million of cash, cash equivalents and restricted cash as of December 31, 2016 (which includes $26.7 million of restricted cash).   This decrease is primarily the result of a net loss during the three months ended March 31, 2017 in combination with the repayment of $44.3 million under the Company’s previous credit facility.

In addition, on March 31, 2017, the Company entered into a secured credit agreement with Sterling National Bank pursuant to which the Company obtained a revolving credit facility in the aggregate principal amount of up to $55.0 million.  The new revolving credit facility will provide the Company increased liquidity and is expected to yield approximately $3.0 million in cost savings in 2018 resulting from more favorable interest rates as compared to the previous credit facility.

Also, on March 14, 2017, the Company entered into a purchase and sale agreement with Tambone Companies, LLC, pursuant to which the Company has agreed to sell two of its three properties located in West Palm Beach Florida for a cash purchase price of $16.3 million.  After the quarter close, the Company entered into a short term secured term loan in the amount of $8.0 million which provides the Company with additional financial flexibility to undertake certain strategic initiatives.  The loan, which is secured by a mortgage on the Company’s West Palm Beach, Florida property, must be repaid upon the consummation of the sale of the West Palm Beach, Florida property.  The Company expects to close on the sale of the West Palm Beach, Florida property in the third quarter of 2017.

2017 OUTLOOK

The Company reaffirms the guidance provided on March 1st, 2017 as follows:

•	For the full year, the Company expects to achieve operating income companywide, with the exception of closed campuses.
•	For the full year, the Company expects to achieve low single digit revenue growth in the Transportation and Skilled Trades segment.

•
In addition, the Company anticipates completing the previously disclosed teach-out of the Northeast Philadelphia, Center City Philadelphia, and West Palm Beach campuses, as well as the Brockton and Lowell campuses which are new to the Transitional Segment in the first quarter of 2017.

In addition, to reflect the revised HOPS segment strategy, the Company is introducing the following guidance:

•	Net income for the final nine months of the year.
•	For the full year, the Company expects revenue to range from essentially flat to low single digit declines for the HOPS segment.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolnedu.com. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 4091553. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 4091553.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolnedu.com.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on From 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to,: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our Company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our annual and quarterly reports. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)

	Three Months Ended March 31, (Unaudited)
	2017	2016

REVENUE	$65,279	$70,644
COSTS AND EXPENSES:
Educational services and facilities	32,709	37,122
Selling, general and administrative	38,324	40,155
Gain on sale of assets	(26)	(389)
Total costs & expenses	71,007	76,888
OPERATING LOSS	(5,728)	(6,244)
OTHER:
Interest income	31	64
Interest expense	(5,182)	(1,591)
Other income	-	1,753
LOSS BEFORE INCOME TAXES	(10,879)	(6,018)
PROVISION FOR INCOME TAXES	50	50
NET LOSS	$(10,929)	$(6,068)
Basic
Net loss per share	$(0.46)	$(0.26)
Diluted
Net loss per share	$(0.46)	$(0.26)
Weighted average number of common shares outstanding:
Basic	23,609	23,351
Diluted	23,609	23,351

Other data:

EBITDA	$(3,576)	$(1,064)
Depreciation and amortization	$2,152	$3,427
Number of campuses	28	30
Average enrollment	11,090	11,891
Stock-based compensation	$361	$373
Net cash used in operating activities	$(11,474)	$(9,169)
Net cash used in investing activities	$(596)	$(73)
Net cash used in financing activities	$(287)	$(9,012)

Selected Consolidated Balance Sheet Data: (In thousands)	March 31, 2017

Cash and cash equivalents	$8,707
Current assets	59,336
Working capital	2,243
Total assets	136,909
Current liabilities	57,093
Long-term debt obligations, including current portion	29,156
Total stockholders' equity	44,149

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  EBITDA measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income (loss) from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA:

	Three Months Ended March 31, (Unaudited)
	2017	2016

Net loss	$(10,929)	$(6,068)
Interest expense, net	5,151	1,527
Provision for income taxes	50	50
Depreciation and amortization	2,152	3,427
EBITDA	$(3,576)	$(1,064)

	Three Months Ended March 31, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2017	2016	2017	2016

Net income	$2,068	$3,369	$163	$1,737
Interest expense, net	(18)	(4)	-	20
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,966	2,532	1	3
EBITDA	$4,016	$5,897	$164	$1,760

	Three Months Ended March 31, (Unaudited)
	Transitional		Corporate
	2017	2016	2017	2016

Net loss	$(569)	$(3,642)	$(12,591)	$(7,532)
Interest expense, net	-	77	5,169	1,434
Provision for income taxes	-	-	50	50
Depreciation and amortization	27	706	158	186
EBITDA	$(542)	$(2,859)	$(7,214)	$(5,862)

	Three Months Ended March 31, (Unaudited)
	2017	2016	% Change
Revenue:
Transportation and Skilled Trades	$42,168	$42,271	-0.2%
Healthcare and Other Professions	$18,836	$19,809	-4.9%
Transitional	4,275	8,564	-50.1%
Total	$65,279	$70,644	-7.6%

Operating Income (Loss):
Transportation and Skilled Trades	$2,051	$3,367	-39.1%
Healthcare and Other Professions	$162	$1,755	-90.8%
Transitional	(569)	(3,640)	84.4%
Corporate	(7,372)	(7,726)	4.6%
Total	$(5,728)	$(6,244)	8.3%

Starts:
Transportation and Skilled Trades	1,724	1,660	3.9%
Healthcare and Other Professions	1,001	1,113	-10.1%
Transitional	132	458	-71.2%
Total	2,857	3,231	-11.6%

Average Population:
Transportation and Skilled Trades	6,573	6,553	0.3%
Healthcare and Other Professions	3,633	3,745	-3.0%
Transitional	884	1,593	-44.5%
Total	11,090	11,891	-6.7%

End of Period Population:
Transportation and Skilled Trades	6,729	6,684	0.7%
Healthcare and Other Professions	3,755	3,858	-2.7%
Transitional	774	1,560	-50.4%
Total	11,258	12,102	-7.0%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, INVESTOR RELATIONS:
Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Dave Schemelia, dave@evcgroup.com; 646-445-4800